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                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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                            NPC International, Inc.
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               (Name of Registrant as Specified In Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                                                          Contact:  Troy D. Cook
                                               Senior Vice President Finance and
                                                         Chief Financial Officer
                                                                  (913) 327-3109
FOR IMMEDIATE RELEASE
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                 NPC INTERNATIONAL, INC. BOARD APPROVES MERGER
           Class Action Litigation Settled Subject to Court Approval

     PITTSBURG, Kansas, (May 10, 2001) - NPC International, Inc. (NASDAQ: NPCI), announced that its Board of Directors, at a special meeting, approved entering into an Agreement and Plan of Merger between the Company and Mergeco, Inc. (the "Merger"), under which all of the outstanding common stock of the Company will be acquired, other than the shares owned by Mergeco's stockholders, for $11.55 per share in cash. Mergeco, Inc. was formed to consummate the Merger and is controlled by O. Gene Bicknell, Chairman of the Board and Chief Executive Officer of NPC. The minority interest, representing approximately 35% of NPC's outstanding stock, will be purchased if the Merger is consummated for a total purchase price of approximately $90 million.

     The decision of the Company's Board of Directors was based upon the recommendation of the Special Committee of the Board formed to represent the interests of the stockholders other than Mr. Bicknell and his affiliates (the "Minority Stockholders"). The Special Committee's recommendation was based, in part, upon an opinion received from its financial advisor, Goldsmith-Agio-Helms, that the consideration to be received by the Minority Stockholders in the Merger is fair from a financial point of view. A special meeting of stockholders is expected to be held in August of this year to vote on the Merger.

     In addition, the Company announced an agreement in principle among parties to litigation filed in connection with the proposed Merger. Attorneys for the parties to that litigation have signed a Memorandum of Understanding describing the terms of the agreement in principle. Those terms make the agreement in principle subject, among other things, to review of the proposed settlement by the court and they would take effect only if the Merger is approved and consummated.

     The Merger is conditioned upon (1) Mergeco obtaining financing sufficient to consummate the Merger, (2) approval by the holders of a majority of the outstanding shares of NPC, (3) approval by the holders of a majority of the shares owned by the Minority Stockholders that are present, in person or by proxy, at the special meeting of stockholders, (4) there being no legal or judicial restraints or prohibitions preventing completion of the Merger, increasing the Merger consideration or imposing material damages, (5) the holders of not more than 5% of the outstanding shares having properly demanded dissenters' rights of appraisal, and (6) the holders of a majority of the NPC stock options approving certain amendments to NPC's stock option plan.

     NPC International, Inc. is the world's largest Pizza Hut franchisee and currently operates 835 Pizza Hut restaurants and delivery kitchens in 27 states.